SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2005

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Item 1.01.	Entry into a Material Definitive Agreement.

An ad hoc committee (the "Ad Hoc Committee") of holders of the Registrant's Timber Collateralized Notes (the "Timber Notes") has retained Bingham McCutchen LLP ("Bingham McCutchen") as its counsel in connection with the Registrant's previously-announced intention to seek a restructuring of the Timber Notes. Bingham McCutchen has entered into an agreement on behalf of the Ad Hoc Committee retaining Houlihan Lokey Howard & Zukin ("Houlihan Lokey") to provide financial advisory and related services to the Ad Hoc Committee. The Registrant on June 3, 2005 agreed to be responsible for certain payment and other obligations of the Ad Hoc Committee to Houlihan Lokey and Bingham McCutchen, as summarized below.

The Houlihan Lokey agreement provides for the Registrant to pay that firm a monthly fee of $150,000 for its services to the Ad Hoc Committee, commencing as of May 1, 2005. In addition, Houlihan Lokey may become entitled to a deferred fee (the "Deferred Fee") equal to 2% of the amount, if any, by which any Noteholder Recoveries (as defined) exceed $578,374,796. The Deferred Fee would be due from the Registrant upon consummation of any Transaction (as defined) to which the Registrant and the Ad Hoc Committee have agreed at any time during the term of the agreement or within twelve months thereafter. However, the Deferred Fee is capped at $3,450,000 and will be reduced by all monthly fees paid to Houlihan Lokey after the sixth month.

While the agreement is terminable by the Registrant, Houlihan Lokey or the Ad Hoc Committee upon 30 days written notice, the Registrant is responsible to pay the monthly fee for a minimum of three months unless Houlihan Lokey terminates the agreement. The Registrant must also indemnify Houlihan Lokey in respect of certain matters such as its losses, claims, damages and liabilities arising out of or related to the agreement. The foregoing description is qualified in its entirety by reference to the Houlihan Lokey agreement, a copy of which is included herewith as Exhibit 10.1.

The agreement with Bingham McCutchen provides for the Registrant to pay Bingham McCutchen's reasonable fees, costs and disbursements in rendering services to the Ad Hoc Committee. The Registrant is also required to maintain a $250,000 fee reserve, with past due billings to be applied against the fee reserve and the Registrant to replenish the fee reserve with the amounts so applied. The Bingham McCutchen agreement may be terminated at any time by either party. The foregoing description is qualified in its entirety by reference to the Bingham McCutchen agreement, a copy of which is included herewith as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

c) Exhibits

10.1	Agreement among Houlihan Lokey, Bingham McCutchen and the Registrant

10.2	Agreement between Bingham McCutchen and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 9, 2005	SCOTIA PACIFIC COMPANY LLC
		By:	/s/ Bernard L. Birkel
		Name:	Bernard L. Birkel
		Title:	Secretary & Senior Assistant General Counsel

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